Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-132370 and 333-132370-01

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale of securities is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2006

Pricing Supplement No. 2006 – MTNDD034 Dated             , 2006

(To Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

US$                     principal amount

Citigroup Funding Inc.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Principal-Protected Mandatory Callable Notes Based Upon the 10-Year Constant Maturity Treasury Rate Due 2009

•	The notes will mature on , 2009, unless called earlier by us.

•	The notes are subject to a mandatory call for cash in an amount per note equal to the sum of US$1,000 and a call premium equal to approximately US$70 to US$90 (to be determined on the date on which the notes are priced for initial sale to the public) for each year the notes are outstanding. We must call the notes if they have not previously been called and the average of the 10-Year Constant Maturity Treasury Rates, as defined herein, on the five business days ending on and including October , 2007, October , 2008 or October , 2009, respectively, is less than or equal to the call level of approximately 4.60% to 5.00% (to be determined on the date on which the notes are priced for initial sale to the public).

•	If we do not call the notes, you will receive at maturity the principal amount of notes you then hold.

•	No interest will be paid on the notes, and we will not make any other payments on the notes prior to maturity, unless called earlier by us.

•	The notes will be issued in minimum denominations and integral multiples of US$1,000.

•	We will not apply to list the notes on any exchange.

Investing in the notes involves a number of risks. See “ Risk Factors Relating to the Notes” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Citigroup Global Markets Inc. will purchase the notes at a price of US$1,000 per note and expects to sell the notes to the public, directly or through certain affiliated dealers, in one or more transactions at market prices prevailing at the time of sale or at prices otherwise negotiated.

We expect that delivery of the notes will be made against payment therefor on or about                     , 2006. Because the notes will not settle in T+3, purchasers who wish to trade the notes on the date hereof or the business day(s) will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own investment advisor.

Citigroup

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Principal-Protected Mandatory Callable Notes Based Upon the 10-Year Constant Maturity Treasury Rate Due 2009. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to understand fully the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled “Risk Factors Relating to the Notes,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

What Are the Notes?

The notes are mandatory callable securities with a return, if any, based upon the 10-Year Constant Maturity Treasury Rate, which we refer to as the CMT10 Rate. We must call the notes, in whole, but not in part, if they have not previously been called and the average of the CMT10 Rates, as quoted on Telerate page 7051 at 11:00 a.m. New York time, on the five business days ending on and including October     , 2007, October     , 2008, or October     , 2009, respectively, is less than or equal to the call level of approximately 4.60% to 5.00% (to be determined on the date the notes are priced for initial sale to the public, which we refer to as the pricing date). The notes will not be called even if the CMT10 Rate on any other day is less than or equal to the call level of approximately 4.60% to 5.00% ( to be determined on the pricing date). If the notes are called, you will receive for each note a call price in cash equal to the sum of US$1,000 plus a call premium equal to approximately US$70 to US$90 (to be determined on the pricing date) for each year the notes are outstanding. If we must call the Notes on October     , 2007 or October     , 2008, we will provide notice of such call, within one business day after such call and will make the payment associated with such call on the fifth business day after such call. If we must call the Notes on October     , 2009, we will not provide notice of such call but will make the payment associated with such call at maturity, which is the second business day after such call date.

If the notes are not called, you will receive at maturity cash equal to your initial investment of US$1,000 per note. The notes are principal protected if held to maturity.

The notes mature on                     , 2009, are callable annually beginning on October     , 2007 and do not provide for earlier redemption by you. The notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup.

You may transfer the notes only in minimum denominations and integral multiples of US$1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC. You should refer to “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus for further information.

What Does “Principal Protected” Mean?

“Principal Protected” means that your principal investment in the notes is not at risk if held to maturity of the notes regardless of the performance of the CMT10 Rate over the term of the notes. However, if you sell your notes in the secondary market prior to maturity you may receive less than your initial investment as the notes are not principal-protected prior to maturity.

Will I Receive Interest on the Notes?

We will not make any periodic payments of interest on the notes.

What Will I Receive if Citigroup Funding Must Call the Notes?

We must call the notes, in whole, but not in part, on October     , 2007, October     , 2008 or October     , 2009 (each, a call date) if they have not previously been called and the average of the CMT10 Rates on the five business days ending on and including the relevant call date is less than or equal to the call level of approximately 4.60% to 5.00% (to be determined on the pricing date). We refer to the five business days each year as a call determination period. If we call the notes, you will receive a call price in cash equal to the sum of US$1,000 and a call premium equal to approximately US$70 to US$90 (to be determined on the pricing date) per year the notes are outstanding. The call premium will equal US$             if the notes are called on the first call date (October     , 2007), US$             if the notes are called on the second call date (October     , 2008) and US$             if the notes are called on the third call date (October     , 2009).

If we must call the notes on the first or second call date, we will provide notice of a call within one business day after the relevant call date, and the call payment date will be the fifth business day after such call date. If we must call the notes on the third call date, we will not provide notice of a call but will pay the call price to you at maturity, which is the second business day after such call date.

What Will I Receive at Maturity of the Notes?

If we must call the notes on the third call date, at maturity you will receive for each note you hold a call price in cash equal to the sum of US$1,000 and the applicable call premium of US$            .

If we do not call the notes, at maturity you will receive for each note you hold an amount in cash equal to US$1,000.

Where Can I Find Examples of Hypothetical Call and Maturity Payments?

For examples of hypothetical maturity payments, see “Description of the Notes—Hypothetical Call and Maturity Payment Examples” in this pricing supplement.

What Will I Receive if I Sell the Notes Prior to Maturity?

You will receive 100% of the principal amount of your notes if you hold the notes at maturity. If you choose to sell your notes before maturity, you are not guaranteed to receive the full principal amount of the notes you sell. You should refer to the sections “Risk Factors Relating to the Notes—No Principal Protection Unless You Hold the Notes to Maturity,” “—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” and “—You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop” in this pricing supplement for further information.

What is the 10-Year Constant Maturity Treasury Rate?

The 10-Year Constant Maturity Treasury Rate is interpolated by the U.S. Department of the Treasury from the daily yield curve. The yield curve relates the yield on a Treasury security to its maturity and is based on the closing market bid yields on actively traded Treasury securities in the over-the-counter market. The market bid yields are calculated from composites of quotations obtained by the Federal Reserve Bank of New York from leading U.S. government securities dealers, which may include one or more of the calculation agent and other affiliates of Citigroup Funding.

For purposes of determining the CMT10 Rate on any business day in a call determination period, the CMT10 Rate will equal the 10-Year Constant Maturity Treasury Rate as quoted on Telerate page 7051 (or any successor page as determined by the calculation agent) at 11:00 a.m. New York time on such business day. Please refer to the section “Description of the Notes—Description of the 10-Year Constant Maturity Treasury Rate” in this pricing supplement for further information.

How Has the 10-Year Constant Maturity Treasury Rate Performed Historically?

We have provided a table showing the high and low CMT10 Rate for each quarterly period since the first quarter of 2001 and a graph showing the daily CMT10 Rate from January 1, 2001 through September 18, 2006. You can find the table and the graph in the section “Description of the 10-Year Constant Maturity Treasury Rate—Historical Data on the 10-Year Constant Maturity Treasury Rate” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the CMT10 Rate in recent years. However, past performance is not indicative of how the CMT10 Rate will perform in the future. You should also refer to the section “Risk Factors Relating to the Notes—The Historical Performance of the 10-Year Constant Maturity Treasury Rate Is Not an Indication of the Future Performance of the 10-Year Constant Maturity Treasury Rate” in this pricing supplement.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in instruments, such as options, swaps or futures, based on the CMT10 Rate or other treasury rates. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes — The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

Because the notes are contingent payment debt obligations of Citigroup Funding, U.S. Holders of a note will be required to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the note, which yield will be assumed to be     % per year. This tax OID (computed at the assumed comparable yield) will be includible in a U.S. holder’s gross income (as ordinary income) over the term of the note. Under the U.S. Treasury regulations governing contingent payment debt obligations, Citigroup Funding is required to determine the assumed comparable yield by taking into account the yield at which Citigroup Funding could issue a fixed rate debt instrument with terms similar to those of the notes, with no contingent payments. In addition, solely for purposes of determining the amount of interest income that a U.S. holder will be required to accrue, Citigroup Funding is required to construct a projected payment schedule in respect of the notes, representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to such comparable yield. It is unclear how such comparable yield and projected payments are to be determined under these regulations for a debt instrument such as the notes, where the timing of the contingent payments is uncertain. For purposes of determining the comparable yield and projected payment schedule for the notes, Citigroup Funding has assumed that the notes will remain outstanding until their maturity. If the call premium received on the note upon mandatory call exceeds the amount that has been accrued with respect to the note, the U.S. holder will be required to include the amount of such excess in income as ordinary income. If a U.S. holder disposes of the note prior to mandatory call or maturity, the U.S. holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup and Citigroup Funding?

Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s and Citigroup’s Affiliates, Citigroup Global Markets and Citigroup Financial Products, Inc.?

Our affiliate, Citigroup Global Markets is the agent for the offering and sale of the notes. As such, Citigroup Global Markets will purchase the notes and expects to sell them to the public, directly or indirectly through certain affiliated dealers. After the initial offering, Citigroup Global Markets and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once they have started them.

Our affiliate, Citigroup Financial Products, will act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Financial Products as calculation agent and you as a holder of the notes.

Are There Any Risks Associated With My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the CMT10 Rate, and other events that are difficult to predict and beyond our control.

Your Return on the Notes May Be Zero

The payment you receive at maturity will be limited to the amount of your initial investment in the notes unless the average of the CMT10 Rates during a call determination period is less than or equal to the call level of approximately 4.60% to 5.00% (to be determined on the pricing date). This will be true even if the CMT10 Rate was less than or equal to the call level of approximately 4.60% to 5.00% (to be determined on the pricing date) at one or more times during the term of the notes, including on one or more of the business days in a call determination period, but the average of the CMT10 Rate during the call determination periods is not less than or equal to the call level of approximately 4.60% to 5.00% (to be determined on the pricing date).

You Will Not Receive Any Periodic Payments on the Notes

You will not receive any periodic payments of interest or any other payments on the notes until maturity, unless we call the notes.

No Principal Protection Unless You Hold the Notes to Maturity

You will be entitled to receive at least the full principal amount of your notes only if you hold the notes to maturity. The market value of the notes may fluctuate, and if you sell your notes in the secondary market prior to maturity you may receive less than your initial investment as the notes are not principal-protected prior to maturity.

The Yield on the Notes May Be Lower Than the Yield On a Standard Debt Security of Comparable Maturity

The notes do not pay any interest. As a result, if we do not call the notes, the effective yield on the notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of the notes in the secondary market will be affected by supply of and demand for the notes, the CMT10 Rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

The CMT10 Rate. We expect that the market value of the notes at any given time may be affected by the performance of the CMT10 Rate during the term of the notes. For example, an increase in the CMT10 Rate could cause a decrease in the market value of the notes because the notes will not be called if the average of the CMT10 Rates during the call determination periods is greater than the call level of approximately 4.60% to 5.00% (to be determined on the pricing date).

The CMT10 Rate will be influenced by complex and interrelated political, economic, financial and other factors.

Volatility of the CMT10 Rate. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the CMT10 Rate during the term of the notes changes, the market value of the notes may change.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in instruments, such as options, swaps or futures, based upon the CMT10 Rate or other treasury rates. This hedging activity could affect the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Citigroup Funding and Citigroup’s Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the notes. The notes are subject to the credit risk of Citigroup, the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above, such as an increase in short-term interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as a decrease in the CMT10 Rate.

The Historical Performance of the CMT10 Rate Is Not an Indication of the Future Performance of the CMT10 Rate

The historical performance of the CMT10 Rate, which is included in this pricing supplement, should not be taken as an indication of the future performance of the CMT10 Rate during the term of the notes. Changes in the CMT10 Rate will affect the trading price of the notes, but it is impossible to predict whether the CMT10 Rate will rise or fall.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

Citigroup Financial Products Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Financial Products, which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Financial Products’ duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

DESCRIPTION OF THE NOTES

The description in this pricing supplement of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus and prospectus supplement.

General

The Principal-Protected Mandatory Callable Notes Based Upon the 10-Year Constant Maturity Treasury Rate Due 2009 (the “Notes”) are mandatory callable securities with a return, if any, based upon the CMT10 Rate. We must call the Notes, in whole, but not in part, only if they have not previously been called and the average of the CMT10 Rates, as quoted on Telerate page 7051 at 11:00 a.m. New York time, on the five Business Days ending on and including October     , 2007, October     , 2008, or October    , 2009, respectively, is less than or equal to the call level of approximately 4.60% to 5.00% (to be determined on the Pricing Date). The Notes will not be called even if the CMT10 Rate on any other day is less than or equal to the call level of approximately 4.60% to 5.00% (to be determined on the Pricing Date). If the Notes are called, you will receive for each Note a Call Price in cash equal to the sum of US$1,000 plus a Call Premium equal to approximately US$70 to US$90 (to be determined on the Pricing Date) for each year the Notes are outstanding. If we must call the Notes on October     , 2007 or October     , 2008, we will provide notice of such call within one business day after such call and will make the payment associated with such call on the fifth business day after such call. If we must call the Notes on October     , 2009, we will not provide notice of such call but will make the payment associated with such call at maturity, which is the second Business Day after such Call Date.

If the Notes are not called, you will receive at maturity cash equal to your initial investment of US$1,000 per Note. The Notes are principal protected only if held to maturity.

The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup. The aggregate principal amount of Notes issued will be US$         (     Notes). The Notes will mature on                      , 2009, unless called earlier by us, will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup. The Notes will be issued only in fully registered form and in denominations of US$1,000 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will not make any periodic payments of interest on the Notes, or any other payments until maturity, unless we call the Notes as described below.

Mandatory Call Feature

We must call the Notes, in whole, but not in part, on October     , 2007, October     , 2008 or October     , 2009 (each a Call Date) if the average of the CMT10 Rates during the five Business Days ending on and including the relevant Call Date is less than or equal to the call level of approximately 4.60% to 5.00% (to be determined on the Pricing Date). We refer to the five Business Days each year as a Call Determination Period. If we call the Notes, you will receive for each Note a Call Price in cash equal to the sum of US$1,000 and a Call Premium equal to approximately US$70 to US$90 (to be determined on the Pricing Date) for each year the Notes are outstanding. The Call Premium will equal US$            if the Notes are called on the first Call Date (October     , 2007), US$         if the Notes are called on the second Call Date (October     , 2008) and US$         if the Notes are called on the third Call Date (October     , 2009).

If we must call the Notes on the first or second Call Date, we will provide notice of a call within one Business Day after the Call Date, and the call payment date will be the fifth Business Day after the Call Date. If we must call the Notes on the third Call Date, we will not provide notice of a call but will pay the Call Price to you at maturity, which is the second Business Day after such Call Date.

So long as the Notes are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the Notes are no longer represented by global securities or are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Payment at Maturity

If we must call the Notes on the third Call Date, at maturity you will receive for each Note you hold a Call Price in cash equal to the sum of US$1,000 and the applicable Call Premium of US$            .

If we do not call the Notes, they will mature on                      , 2009. At maturity, you will receive for each Note an amount in cash equal to US$1,000.

Determination of the CMT10 Rate

For purposes of determining the CMT10 Rate on any Business Day in a Call Determination Period, the CMT10 Rate will equal the 10-Year Constant Maturity Treasury Rate quoted on Telerate page 7051 (or any successor page as determined by the calculation agent) at 11:00 a.m. New York time on such Business Day.

If the CMT10 Rate is not reported on Telerate page 7051 (or any successor page as determined by the calculation agent), the CMT10 Rate will be the rate published in the relevant H.15 (519) under the caption “Treasury Constant Maturities.” If the CMT10 Rate does not appear in H.15 (519), then the CMT10 Rate will be the rate otherwise announced by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the CMT10 Rate which would have otherwise been published in H.15 (519). If the CMT10 Rate cannot be determined as indicated above, then the CMT10 Rate will be a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on any Business Day of three leading U.S. government securities dealers in New York City, for Treasury notes. The Treasury notes will be United States treasury securities, with an original maturity of approximately ten years and a remaining term to maturity of not less than nine years and in a principal amount that is representative for a single transaction in the securities in that market at that time. If three or four, but not five, of such dealers provide quotations as described above, then the CMT10 Rate will be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotes will be eliminated. If the calculation agent is unable to obtain three Treasury note quotations as described above, the CMT10 Rate on any Business Day will be the yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on any Business Day reported, according to their written reports, by three leading U.S. government securities dealers in New York City, for Treasury notes with an original maturity that is the next highest to the CMT10 Rate and a remaining maturity closest to ten years, and in an amount that is representative for a single transaction in the market at that time. The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent (after consultation with Citigroup Funding), one of which may be the agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require. If three or four, but not five, of such dealers provide quotations as described above, then the CMT10 Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated. If fewer than three dealers selected by the calculation agent provide quotations as described above, the CMT10 Rate will be the CMT10 Rate in effect on such date.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York and in London, England are authorized or obligated by law or executive order to close.

Hypothetical Call and Maturity Payment Examples

The examples of hypothetical Call Prices and amounts received at maturity set forth below are intended to illustrate the effect of different CMT10 Rates on the amount you will receive in respect of the Notes upon a mandatory call or at maturity. All of the hypothetical examples are based on the following assumptions:

•	Issue Price: US$1,000.00 per Note

•	Pricing Date: October 4, 2006

•	Issue Date: October 11, 2006

•	Maturity Date: October 13, 2009

•	Call Level: 4.75%

•	First Call Date: October 11, 2007

Second Call Date: October 10, 2008

Third Call Date: October 9, 2009

•	Mandatory Call: If the average of the CMT10 Rates during the relevant Call Determination Period is less than or equal to the Call Level

•	Call Premium per Note:

US$80 (8% of US$1,000 principal amount), if called on the first Call Date

US$160 (16% of US$1,000 principal amount), if called on the second Call Date

US$240 (24% of US$1,000 principal amount), if called on the third Call Date

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive upon mandatory call, if any, will depend on the actual Call Premium per Note and whether the average of the CMT10 Rate during a Call Determination Period is less than or equal to the actual call level of approximately 4.60% to 5.00% (to be determined on the Pricing Date), causing the Notes to be called. If the Notes are not called, you will receive an amount at maturity equal to US$1,000 per Note, the amount of your initial investment in the Notes.

Example (1)

The Notes are called on the first Call Date for a call price equal to US$1,080 per Note (US$1,000 + US$80 call premium).

The average of the CMT10 Rate during the Call Determination Period ending on the first Call Date is 4.60%. Because 4.60% is less than the call level of 4.75%, the Notes are called on the first Call Date. A call price of US$1,000 plus the relevant Call Premium (US$80, 8% of the principal amount) per Note is paid five Business Days after the first Call Date, and the Notes are no longer outstanding.

Example (2)

The Notes are called on the second Call Date for a call price equal to US$1,160 per Note (US$1,000 + US$160 call premium).

The average of the CMT10 Rate during the Call Determination Period ending on the first Call Date is 5.10%. Because 5.10% is greater than the call level of 4.75%, the Notes are not called on the first Call Date and remain outstanding.

The average CMT10 Rate during the Call Determination Period ending on the second Call Date is 4.70%. Because 4.70% is less than the call level of 4.75%, the Notes are called. A call price of US$1,000 plus the relevant Call Premium (US$160, 16% of the principal amount) per Note is paid five Business Days after the second Call Date, and the Notes are no longer outstanding.

Example (3)

The Notes are called on the third Call Date for a call price equal to US$1,240 per Note (US$1,000 + US$240 call premium).

The average of the CMT10 Rate during the Call Determination Period ending on the first Call Date is 5.10%. Because 5.10% is greater than the call level of 4.75%, the Notes are not called on the first Call Date and remain outstanding.

The average of the CMT10 Rate during the Call Determination Period ending on the second Call Date is 5.00%. Because 5.00% is greater than the call level of 4.75%, the Notes are not called on the second Call Date and remain outstanding.

The average CMT10 Rate during the Call Determination Period ending on the third Call Date is 4.75%. Because 4.75% is equal to the call level of 4.75%, the Notes are called on the third Call Date. A call price of US$1,000 plus the relevant Call Premium (US$240, 24% of the principal amount) per Note is paid on the Maturity Date two Business Days after the third Call Date, and the Notes are no longer outstanding.

Example (4)

The Notes are not called on any of the three Call Dates and mature on the Maturity Date for 100% of the principal amount.

The average of the CMT10 Rate during the Call Determination Period ending on the first Call Date is 5.10%. Because 5.10% is greater than the call level of 4.75%, the Notes are not called on the first Call Date and remain outstanding.

The average of the CMT10 Rate during the Call Determination Period ending on the second Call Date is 5.00%. Because 5.00% is greater than the call level of 4.75%, the Notes are not called on the second Call Date and remain outstanding.

The average CMT10 Rate during the Call Determination Period ending on the third Call Date is 4.90%. Because 4.90% is greater than the call level of 4.75%, the Notes are not called on the third Call Date and remain outstanding.

On the Maturity Date, the Notes mature, and holders receive 100% of the principal amount of Notes they then hold.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Default Interest Rate

In case of default in payment due on any Call Date or at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the relevant date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of             % per annum on the unpaid amount due. Such rate shall be determined by the calculation agent. If default interest is required to be calculated for a period of less than one year, it will be calculated on the basis of the actual number of days elapsed and a 360-day year consisting of twelve 30-day months.

Paying Agent and Trustee

Citigroup Financial Products will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. JPMorgan Chase Bank, N.A., as trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

Calculation Agent

The calculation agent for the Notes will be Citigroup Financial Products. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Notes. Citigroup Financial Products is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE 10-YEAR CONSTANT MATURITY TREASURY RATE

General

The 10-Year Constant Maturity Treasury Rate for a Treasury security as published as of any business day is intended to be indicative of the yield of a U.S. Treasury security having as of that business day a remaining term to maturity equivalent to ten years. The CMT10 Rate as of any business day is based upon an interpolation by the U.S. Treasury of the daily yield curve of outstanding Treasury securities. This yield curve, which relates the yield on a security to its time to maturity, is based on the over-the-counter market bid yields on actively traded Treasury securities. Such yields are calculated from composites of quotations reported by leading U.S. government securities dealers, which may include one or more of the calculation agent and other affiliates of Citigroup Funding. Certain constant maturity yield values are read from the yield curve. Interpolation from the yield curve provides a theoretical yield for a Treasury security having ten years to maturity, for example, even if no outstanding Treasury security has as of that date exactly ten years remaining to maturity.

Historical Data on the 10-Year Constant Maturity Treasury Rate

The following table sets forth, for each of the quarterly periods indicated, the high and low CMT10 Rates, as reported by Bloomberg. These historical data on the CMT10 Rate are not indicative of the future performance of the CMT10 Rate or what the value of the Notes may be. Any historical upward or downward trend in the CMT10 Rate during any period set forth below is not an indication that the CMT10 Rate is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low
2001
Quarter
First	5.305%	4.756%
Second	5.515	4.890
Third	5.391	4.548
Fourth	5.199	4.178
2002
Quarter
First	5.409	4.831
Second	5.425	4.728
Third	4.856	3.596
Fourth	4.260	3.569
2003
Quarter
First	4.181	3.562
Second	4.016	3.114
Third	4.601	3.538
Fourth	4.461	3.934
2004
Quarter
First	4.381	3.681
Second	4.872	3.880
Third	4.615	3.980
Fourth	4.408	3.972
2005
Quarter
First	4.643	3.992
Second	4.482	3.886
Third	4.420	4.016
Fourth	4.661	4.339
2006
Quarter
First	4.857	4.326
Second	5.245	4.845
Third (through September 18, 2006)	5.222	4.725

The CMT10 Rate appearing on Telerate page 7051 at 11:00 a.m. (New York time) on September 18, 2006 was 4.800%.

The following graph illustrates the historical performance in the period from January 1, 2001 through September 18, 2006 using historical data obtained from Bloomberg. Past movements of the CMT10 Rate are not indicative of future CMT10 Rates.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a Note that is a citizen or resident of the United State or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of a Note (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations, or taxpayers holding the Notes as part of a “straddle,” hedge,” “conversion transaction,” “synthetic security” or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

Investors should consult their own tax advisors in determining the tax consequences to them of holding the Notes, including the application to their particular situation of the U.S. federal income tax considerations discussed below.

Tax Characterization of the Notes

Citigroup Funding will treat each Note for U.S. federal income tax purposes as a single debt instrument issued by Citigroup Funding that is subject to U.S. Treasury regulations governing contingent debt instruments (the “Contingent Debt Regulations”). Each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder’s agreement thereto.

United States Holders

Taxation of Interest. A U.S. Holder of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a “noncontingent bond method” to determine accruals of income, gain, loss and deductions with respect to a contingent debt obligation. As described in more detail below, under the noncontingent bond method, a U.S. Holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of             % (the “comparable yield”). Under the Contingent Debt Regulations, Citigroup Funding is required to determine a comparable yield for the Notes that takes into account the yield at which Citigroup Funding could issue a fixed rate debt instrument with terms similar to those of the Notes, with no contingent payments. In addition, solely for purposes of determining the amount of interest income that a U.S. Holder will be required to accrue, Citigroup Funding is required to construct a projected payment schedule in respect of the Notes, representing a series of payments the amount and timing of which would produce a yield to maturity equal to the comparable yield. It is unclear how the comparable yield and projected payments are to be determined under the regulations for a debt instrument such as the Notes, where the timing of the contingent payments is uncertain. Citigroup Funding has assumed for purposes of determining the comparable yield and projected payment schedule for the Notes that the Notes will remain outstanding until their maturity, and has assumed that there will be a single projected payment at the maturity of the Notes.

The comparable yield and the projected payment are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Citigroup Funding with respect to the actual yield of or payment to be made in respect of a Note. The comparable yield and the projected payment do not necessarily represent Citigroup Funding’s expectations regarding such yield or the timing or amount of such payment.

Each note will be issued at par. However, there will be original issue discount for U.S. federal income tax purposes (“Tax OID”) because a U.S. Holder must accrue income at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, a U.S. Holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the “daily portions” of Tax OID on the Note for all days during the taxable year that the U.S. Holder owns the Note. As a result, U.S. Holders of Notes, including U.S. Holders that employ the cash method of tax accounting, will be required to include amounts in respect of Tax OID accruing on Notes in taxable income each year.

The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The “adjusted issue price” of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the annual comparable yield, if a U.S. Holder that employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a Note at original issue for US$1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note for each of the following periods: US$             in 2006; US$             in 2007; US$             in 2008; and US$             in 2009 (adjusted as described below).

Disposition of the Notes. When a U.S. Holder sells, exchanges or otherwise disposes of a Note (including upon mandatory call or repayment of the Note at maturity) (a “disposition”), the U.S. Holder’s gain (or loss) on such disposition will equal the difference between the amount received by the U.S. Holder for the Note and the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis (i.e., adjusted cost) in a Note will be equal to the U.S. Holder’s original purchase price for such Note, plus any Tax OID accrued by the U.S. Holder and less the amount of any payments received by the holder while holding the Note.

If the Call Premium received on the Note upon mandatory call exceeds the amount that has been accrued with respect to the Note, the U.S. Holder will be required to include the amount of such excess in income as ordinary income. Alternatively, if the amount received upon mandatory call or at maturity is less than the amount that has been accrued with respect to the Note, the difference between the accrued amount and the amount received will be treated as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which a mandatory call or maturity occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the U.S. Holder as an ordinary loss to the extent of the U.S. Holder’s previous Tax OID inclusions with respect to the Note.

On a disposition of a Note other than repayment of a Note upon mandatory call or at maturity, any gain realized by a U.S. Holder will be treated as ordinary interest income. Any loss realized by a U.S. Holder on a disposition will be treated as an ordinary loss to the extent of the U.S. Holder’s Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will treated as a capital loss.

An individual U.S. Holder generally will be allowed a deduction for any ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a U.S. Holder will be a long-term capital loss if the U.S. Holder has held such Note for more than one year, and a short-term capital loss in other cases.

Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to a particular U.S. Holder of Notes. In addition, U.S. Holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

Non-United States Persons

The following is a summary of certain U.S. federal income tax consequences that will apply to Non-U.S. Holders of the Notes. The term “Non-U.S. Holder” means a beneficial owner of a Note that is a foreign corporation or nonresident alien.

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state and local and any foreign tax consequences that may be relevant to them.

Payment with Respect to the Notes. All payments on the Notes made to Non-U.S. Holder, and any gain realized on a sale, exchange or redemption of the Notes, will be exempt from U.S. income and withholding tax, provided that:

(i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of the Citigroup Funding’s stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to Citigroup Funding through stock ownership;

(ii) the beneficial owner of a Note certifies on Internal Revenue Services Form W-8BEN (or successor form), under penalties of perjury, that is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements; and

(iii) such payments and gains are not effectively connected with the conduct by such Non-U.S. Holder to a trade or business in the United States.

If a Non-U.S. Holder of the Notes is engaged in a trade or business in the United States, and if interest on the Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange or redemption of the Notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in clause (ii) of the second preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

Information Reporting and Backup Withholding. In general, a Non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments made with respect to the Notes if such Non-U.S. Holder has provided Citigroup Funding with an Internal Revenue Service Form W-8BEN described above and Citigroup Funding does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of the Notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006 among Citigroup Funding, Citigroup and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, US$                     principal amount of Notes (                 Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup. Citigroup Global Markets proposes to offer some of the Notes directly to the public at market prices prevailing at the time of sale or at prices otherwise negotiated and some of the Notes to certain dealers at those prices less a concession not to exceed US$             per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed US$             per Note on sales to certain other dealers.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factor Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Client accounts over which Citigroup or its affiliates have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

To the extent the offer of any Notes is made in any Member State of the European Economic Area that has implemented the European Council Directive 2003/71/EC (such Directive, together with any applicable implementing measures in the relevant home Member State under such Directive, the “Prospectus Directive”) before the date of publication of a valid prospectus in relation to the Notes which has been approved by the competent authority in that Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in that Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require the Citigroup Funding to publish a prospectus pursuant to the Prospectus Directive.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The Notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this document.

The agent or dealer has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction, except when to the best knowledge and belief of the agent or dealer it is permitted under applicable laws and regulations. In so doing, the agent or dealer will not impose any additional obligations on Citigroup Funding.

The agent or dealer has represented and agreed that:

•	in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (“Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to Citigroup Funding or Citigroup;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom;

•	it is not making an offer of the Notes in Hong Kong, by means of any document, other than 1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent), 2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”) and any rules thereunder, or 3) in other circumstances which do not result in this document being a “prospectus” as defined in the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules thereunder. The contents of this document have not been reviewed by any regulatory authority in Hong Kong;

•	it has not registered this document as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the “Securities and Futures Act”). Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes will not be circulated or distributed, nor will the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a “relevant person” (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of the Securities and Futures Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. It will advise any person receiving a copy of this document that no person may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or legal requirements or where such registration or other legal requirements have been satisfied. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

should note that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act;

(ii)	where no consideration is given for the transfer; or

(iii)	by operation of law;

•	it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

•	it is aware of the fact that no securities prospectus (Wertpapierprospekt) under the German Securities Prospectus Act (Wertpapierprospektgesetz, the “Prospectus Act”) has been or will be published in respect of the Notes in the Federal Public of Germany and that it will comply with the Prospectus Act and all other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of the Notes; and

•

no Notes have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account as defined in article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; and that the direct or indirect resale to the public in France of any Notes acquired by any qualified investors (investisseurs qualifiés) and/or any investors belonging to a limited circle of investors (cercle restreint d’investisseurs) may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code of Monétaire et Financier and applicable regulations thereunder; and that none of the pricing supplement, the prospectus supplement, the prospectus or any other offering materials relating to the Notes has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (circle restreint d’investisseurs) mentioned above.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part of all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

US$                     principal amount

Principal-Protected Mandatory Callable Notes Based Upon the

10-Year Constant Maturity

Treasury Rate

Due                     , 2009

(US$1,000 Principal Amount per Note)

Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

                    , 2006

(Including Prospectus Supplement dated

April 13, 2006 and Prospectus dated

March 10, 2006)

Citigroup